EXHIBIT 15                     Letter from KPMG LLP, independent registered public accounting firm, re unaudited interim financial information

T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Re: Registration Statements on Form S-8: No. 33-7012, No. 333-90967, No. 333-59714, No. 333-120882, No. 333-120883, No. 333-142092, No. 333-167317, No. 333-180904, and No. 333-199560.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 26, 2016 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Baltimore, Maryland
July 26, 2016